EXHIBIT 12.1

Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

(in thousands “000’s”)

	Fiscal Year Ended December 31, 2011	Fiscal Year Ended December 31, 2012	Fiscal Year Ended December 31, 2013	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 31, 2015	Nine Months Ended September 30, 2016
Fixed charges*	$104	$92	$112	$121	$117	$	2,016
Earnings:
Pre-tax loss from continuing operations	$(14,327)	$(17,962)	$(47,484)	$(30,117)	$(58,587)	$	(43,099)
Fixed charges	$104	$92	$112	$121	$117	$	2,016

Total earnings	$(14,223)	$(17,870)	$(47,372)	$(29,996)	$(58,470)	$	(41,083)

Preference dividends**	NA	NA	NA	NA	NA		NA
Ratio of earnings to combined fixed charges and preference dividends**	(a)	(b)	(c)	(d)	(e)		(f)

*            Represents estimated interest associated with certain facility and equipment at an assumed rate of 33% of total rent expense, which management believes is a reasonable approximation of the interest factor.

**          We had no outstanding shares of preferred stock in any of the periods shown and, accordingly, did not accrue or pay any preference dividends.

(a)          Earnings in fiscal year ended December 31, 2011 were inadequate to cover combined fixed charges and preference dividends. The coverage deficiency was approximately $14.2 million.

(b)          Earnings in fiscal year ended December 31, 2012 were inadequate to cover combined fixed charges and preference dividends. The coverage deficiency was approximately $17.9 million.

(c)          Earnings in fiscal year ended December 31¸ 2013 were inadequate to cover combined fixed charges and preference dividends. The coverage deficiency was approximately $47.2 million.

(d)          Earnings in the fiscal year ended December 31, 2014 were inadequate to cover combined fixed charges and preference dividends. The coverage deficiency was approximately $30 million.

(e)          Earnings in the fiscal year ended December 31, 2015 were inadequate to cover combined fixed charges and preference dividends. The coverage deficiency was approximately $58.6 million.

(f)          Earnings in the nine months ended September 30, 2016 were inadequate to cover combined fixed charges and preference dividends. The coverage deficiency was approximately $41.1 million.